Exhibit 99.1

ZBB ENERGY CORPORATION ANNOUNCES DISSOLUTION
OF ZBB CHINA PTY LTD JOINT VENTURE

MILWAUKEE, WI - October 3, 2008 - ZBB Energy Corporation (AMEX: ZBB) announced today that the co-operative joint venture agreement between China Century Capital Limited (formerly China Century Group Limited) (CCC) and ZBB was terminated by mutual agreement on October 2, 2008.

The effect of this termination is to cancel the exclusive manufacturing, marketing and distribution rights granted by ZBB to the joint venture company, ZBB China Pty Ltd, in which ZBB held a 49% interest and CCC held a 51% interest. No payment was made by either party for the termination and each party has released the other from any claims.
ZBB now regains 100% of its rights in the Peoples Republic of China, Hong Kong and Macau. Rob Parry, Chief Executive Officer, commented “this was an appropriate decision for ZBB at this time to reclaim our ownership of this important region going forward. It should also be noted that this does not impact our involvement in the Future House USA project in Beijing.”

About ZBB Energy Corporation
ZBB Energy Corporation (AMEX: ZBB - News) provides clean energy storage solutions based on proprietary zinc rechargeable energy storage technology that addresses requirements in multiple markets such as alternative energy applications, large electrical utilities and green residential and commercial architecture. A developer and manufacturer of its modular, transportable and environmentally friendly Zinc Energy Storage Systems ("ZESS"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices located in Perth, Australia.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offering, are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially, including historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Robert Parry	Joanne Verkuilen
Chief Executive Officer	SMH Market & Liquidity Service
ZBB Energy Corporation	SMH MLS LLC
T: 262.253.9800	T: 212-893-1122
Email: rparry@zbbenergy.com	joanne.verkuilen@smhmls.com